Exhibit 10.2
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of April 25, 2008, by and between Euronet Worldwide, Inc., a Delaware corporation (“Employer”), and Mr. Miro Bergman, a U.S. citizen whose current residence is in Budapest, Hungary (“Employee”). (Each of the above may be individually referred to herein as a “Party” and collectively as the “Parties.”)
RECITALS
Employer and Employee entered into an Employment Agreement dated as of June 1, 2003 (the “Original Agreement) providing for certain repatriation benefits.
The parties wish to amend and restate the Original Agreement to provide certain terms under which Mr. Bergman will be repatriated back to the United States, as provided herein.
     NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, Employer and Employee, each intending to be legally bound, agree as follows:
     1. Original Agreement Terminated. The Original Agreement will be terminated, superseded and replaced in its entirety by this Agreement as of May 15, 2008 or such later date as is mutually agreed by the Parties (the “Effective Date”). Notwithstanding this Section 1, Employee will be entitled to any payments that are accrued by unpaid to Employee as of the time of execution of this Agreement, including, without limitation, his annual bonus for 2007 and any tax equalization payments due for the period up to the Effective Date.
     2. Term. The term of Employee’s employment under this Agreement shall continue for an initial term expiring 12 months after the Effective Date (the “Initial Term”). Following the expiration of the Initial Term, this Agreement shall continue on a month to month basis unless terminated by either party upon 30 days’ prior notice. The entire term of this Agreement shall be referred to as the “Term.”
     3. Duties. Employee will report to the CEO and President of Employer and undertake special assignments as mutually agreed.  In this capacity, Employee will continue to serve as a Board member and/or director of Euronet subsidiary companies as requested by Employer. He shall work from his home, provided that attendance may be required at the Employer’s headquarters from time to time, not to exceed three days a month.
     4. Compensation.
     a) During the Term, as compensation for services rendered by Employee hereunder, Employer shall pay Employee a base salary of $60,000 per annum, in installments in accordance with Employer’s general practices (as in effect from time to time, “Base Salary”). Employee shall continue to vest in and otherwise be entitled to all of the benefits of any equity awards that have previously been granted by Employer to Employee.

     b) Employer will pay or reimburse Employee for expenses arising in connection with his repatriation, including the cost of moving household effects and airfare for himself and his family, within a limit of $30,000.
     5. Other Benefits. During the Term, Employee shall continue to participate in any benefit plans in which he currently participates, provided that it is understood Employee will elect COBRA coverage commencing as of the Effective Date. He shall be entitled to annual paid vacation in accordance with the policies of Employer as applicable to employees of the Kansas City office, but with a minimum of 20 days per year. The timing of the holiday shall be approved by the Employer in advance.
     6. Business Expense Reimbursement. Employer shall reimburse Employee for all reasonable and proper business expenses incurred by Employee in the performance of Employee’s duties hereunder during the Term, in accordance with Employer’s customary practices for executive level employees, and provided such business expenses are reasonably documented.
     7. Restrictions on Employee’s Conduct.
          (a) Confidential Information. During the Term and for 12 months after the termination of the Term, Employee shall not disclose or use, directly or indirectly, any Confidential Information. For the purposes of this Agreement, “Confidential Information” shall mean all information disclosed to Employee, or known by him as a consequence of or through Employee’s employment with Employer (under this Agreement or prior to this Agreement) where such information is not generally known in the trade or industry or was regarded or treated as confidential by Employer, and where such information refers or relates in any manner whatsoever to the business activities, processes, services or products of Employer. Confidential Information shall include business and development plans (whether contemplated, initiated or completed), information with respect to the development of technical and management services, business contacts, methods of operation, results of analysis, business forecasts, financial data, costs, revenues, and similar information. Upon termination of the Term, Employee shall immediately return to Employer all property of Employer and all Confidential Information, which is in tangible form, and all copies thereof.
          (b) Business Opportunities and Conflicts of Interests.
(i)	During the Term, Employee shall promptly disclose to Employer each business opportunity of a type, which, based upon its prospects and relationship to the existing businesses of Employer, Employer might reasonably consider pursuing. After termination of this Agreement, regardless of the circumstances thereof, Employer shall have the exclusive right to participate in or undertake any such opportunity on its own behalf without any involvement of Employee.

(ii)	During the Term, Employee shall refrain from engaging in any activity, practice or act which conflicts with, or has the potential to conflict with, the interests of Employer, and he shall avoid any acts or omissions which are disloyal to, or competitive with Employer.

          (c) Non-Solicitation. During the Term, Employee shall not, except in the course of Employee’s duties under this Agreement, directly or indirectly, induce or attempt to induce or otherwise counsel, advise, ask or encourage any person to leave the employ of Employer, or solicit or offer employment to any person who was employed by Employer at any time during the twelve-month period preceding the solicitation or offer.
          (d) Covenant Not to Compete.
(i)	During the Term, Employee shall not, without Employer’s prior written consent, directly or indirectly, either as an officer, director, employee, agent, advisor, consultant, principal, stockholder, partner, owner or in any other capacity, on Employee’s own behalf or otherwise, in any way engage in, represent, be connected with or have a financial interest in, any business that is in competition with Employer. Notwithstanding the foregoing, Employee shall be permitted to own passive investments in publicly held companies provided that such investments do not exceed five percent (5%) of any such company’s outstanding equity.

(ii)	For purposes of this Agreement, a business shall be deemed to engage in competition with Employer if it is engaged in providing (i) electronic financial transaction processing services to banks, retailers, mobile operators or other customers, including ATM or POS outsourcing, processing of prepaid products or sale of software relating to any of the above, or (ii) money transfer services. The provisions of this Section 7(e) shall apply in any location in which Employer has established, or is in the process of establishing, a subsidiary.
          (e) Employee Acknowledgment. Employee hereby agrees and acknowledges that the restrictions imposed upon him by the provisions of this Section 7 are fair and reasonable considering the nature of Employer’s business, and are reasonably required for Employer’s protection.
          (f) Invalidity. If a court of competent jurisdiction or an arbitrator shall declare any provision or restriction contained in this Section 7 as unenforceable or void, the provisions of this Section 7 shall remain in full force and effect to the extent not so declared to be unenforceable or void, and the court may modify the invalid provision to make it enforceable to the maximum extent permitted by law.
          (g) Specific Performance. Employee agrees that if he breaches any of the provisions of this Section 7, the remedies available at law to Employer would be inadequate and in lieu thereof, or in addition thereto, Employer shall be entitled to appropriate equitable remedies, including specific performance and injunctive relief. Employee agrees not to enter into any agreement, either written or oral, which may conflict with this Agreement, and Employee authorizes Employer to make known the terms of this Section 7 to any person, including future employers of Employee.
     8. Termination.
          (a) Termination by Employer for Cause. At any time during the Term of this

Agreement, Employer may terminate Employee’s employment for Cause, as defined below, upon at least fourteen (14) days written notice setting forth a description of the conduct constituting Cause. If Employee’s employment is terminated for Cause, he shall be entitled to:
(i)	payment of any unpaid portion of Employee’s Base Salary through the effective date of such termination;

(ii)	reimbursement for any outstanding reasonable business expense he has incurred in performing Employee’s duties hereunder

(iii)	the right to elect continuation coverage of insurance benefits to the extent required by law; and

(iv)	payment of any accrued but unpaid benefits (including without limitation, any bonus due by virtue of having met all applicable performance targets prior to the effective date of such termination), and any other rights, as required by the terms of any employee benefit plan or program of Employer.
For purposes of this Agreement, “Cause” shall mean: (1) conviction of Employee of, or the entry of a plea of guilty or nolo contendere by Employee to, any felony, or any misdemeanor involving moral turpitude; (2) fraud, misappropriation or embezzlement by Employee; and (3) Employee’s gross negligence or gross misconduct in the performance of Employee’s assigned duties for Employer.
               (b) Termination by Employer Without Cause. At any time after the Initial Term, Employer may terminate Employee’s employment without Cause, by giving written notice of termination. Any notice of termination shall be effective as of the first day of the calendar month following the giving of such notice. If Employee’s employment is terminated without Cause, Employee shall be entitled to receive from Employer the following:
(i)	reimbursement for any outstanding reasonable business expense Employee has incurred in performing his duties hereunder during the Term;

(ii)	payment of any accrued but unpaid benefits up to and including the effective date of the termination of employment, and any other rights as required by the terms of any employee benefit plan or program of Employer; and

(ii)	the right to elect continuation coverage of insurance benefits to the extent required by law.
For purposes of this Agreement, termination “without Cause” shall mean involuntary termination of employment, at the direction of Employer, in the absence of “Cause” as defined above.
          (d) Voluntary Termination by Employee. Employee may terminate this Agreement at any time by giving 30 days’ written notice to Employer. If Employee voluntarily terminates employment for reasons other than Employee’s death or disability, employee shall be entitled to:

(i)	payment of any unpaid portion of Employee’s then current Base Salary through the effective date of such termination;

(ii)	reimbursement of any outstanding reasonable business expense Employee has incurred in performing Employee’s duties hereunder.

(iii)	the right to elect continuation coverage of insurance benefits to the extent required by law; and

(iv)	payment of any accrued but unpaid benefits, and any other rights, as required by the terms of any employee benefit plan or program of Employer.
          (e)   Cash in Lieu of Benefits. If any benefit plan pursuant to which Employee is entitled to receive benefits pursuant to Section 8 shall by its terms does not permit participation by Employee following a Termination, then Employer shall pay to Employee at the time such benefits would have been paid the value thereof in cash.
     9.   Deductions and Withholding. Employee agrees that Employer may withhold from any and all payments required to be made by Employer to Employee under this Agreement all taxes or other amounts that Employer is required by law to withhold in accordance with applicable laws or regulations from time to time in effect.
     10. Arbitration. Whenever a dispute arises between the Parties concerning this Agreement or any of the obligations hereunder, or Employee’s employment generally, Employer and Employee shall use their best efforts to resolve the dispute by mutual agreement. If any dispute cannot be resolved by Employer and Employee, it shall be submitted to arbitration to the exclusion of all other avenues of relief and adjudicated pursuant to the American Arbitration Association’s Rules for Employment Dispute Resolution then in effect. The decision of the arbitrator must be in writing and shall be final and binding on the Parties, and judgment may be entered on the arbitrator’s award in any court having jurisdiction thereof. The expenses of the arbitration shall be borne by the losing Party to the arbitration and the prevailing Party shall be entitled to recover from the losing Party all of its or Employee’s own costs and attorney’s fees with respect to the arbitration. Nothing in this Section 10 shall be construed to derogate Employer’s rights to seek legal and equitable relief in a court of competent jurisdiction as contemplated by Section 6(g).
     11. Non-Waiver. It is understood and agreed that one Party’s failure at any time to require the performance by the other Party of any of the terms, provisions, covenants or conditions hereof shall in no way affect the first Party’s right thereafter to enforce the same, nor shall the waiver by either Party of the breach of any term, provision, covenant or condition hereof be taken or held to be a waiver of any succeeding breach.
     12. Severability. If any provision of this Agreement conflicts with the law under which this Agreement is to be construed, or if any such provision is held invalid or unenforceable by a court of competent jurisdiction or any arbitrator, such provision shall be deleted from this Agreement and the Agreement shall be construed to give full effect to the remaining provisions thereof.
     13. Survivability. Unless otherwise provided herein, upon termination or expiration of the

Term, the provisions of Sections 6 through 18 above shall nevertheless remain in full force and effect but shall under no circumstance extend the Term of this Agreement (or the Executive’s right to accrue additional benefits beyond the expiration of the Term as determined in accordance with Section 1 but without regard to this Section).
     14. Governing Law. This Agreement shall be interpreted, construed and governed according to the laws of the State of Delaware without regard to the conflict of law provisions thereof.
     15. Construction. The Section headings and captions contained in this Agreement are for convenience only and shall not be construed to define, limit or affect the scope or meaning of the provisions hereof. All references herein to Sections shall be deemed to refer to numbered sections of this Agreement.
     16. Entire Agreement. This Agreement contains and represents the entire agreement of Employer and Employee and supersedes all prior agreements, representations or understandings, oral or written, express or implied with respect to the subject matter hereof. This Agreement may not be modified or amended in any way unless in a writing signed by each of Employer and Employee. No representation, promise or inducement has been made by either Employer or Employee that is not embodied in this Agreement, and neither Employer nor Employee shall be bound by or liable for any alleged representation, promise or inducement not specifically set forth herein.
     17. Assignability. Neither this Agreement nor any rights or obligations of Employer or Employee hereunder may be assigned by Employer or Employee without the other Party’s prior written consent. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of Employer and Employee and their heirs, successors and assigns.
     18. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed properly given if delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, or sent by telegram, telex, telecopy or similar form of telecommunication, and shall be deemed to have been given when received. Any such notice or communication shall be addressed:

if to Employer, to	Euronet Worldwide, Inc.
Attention: Human Resources
4601 College Boulevard, Ste. 300
Leawood, Kansas 66211

if to Employee, to	Miro Bergman
or to such other address as Employer or Employee shall have furnished to the other in writing.

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement, to be effective as of the date first above written.

Euronet Worldwide, Inc. a Delaware Corporation

/s/ Miro Bergman Miro Bergman	/s/ Kevin Caponecchi By: Kevin Caponecchi
Title: President